Exhibit 10.32
Termination, Settlement and Release Agreement
     This Termination, Settlement and Release Agreement (this “Agreement”) is entered into this 9th day of March, 2009, by and among FX Luxury, LLC (formerly known as FX Luxury Realty LLC), a Delaware limited liability company (“FX Luxury”), FX Real Estate and Entertainment Inc., a Delaware corporation (“FXREE” and, together with FX Luxury, the “FX Luxury Parties”), Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE”) and Muhammad Ali Enterprises LLC, a California limited liability company (“MAE” and, together with EPE, the “Licensor Parties”). The FX Luxury Parties, EPE and MAE are each referred to herein as a “Party” and, collectively, as the “Parties.”
Recitals
     WHEREAS, FX Luxury and EPE are parties to a License Agreement, effective as of June 1, 2007, as amended as effective as of November 16, 2007 (the “EPE License Agreement”), and FX Luxury and MAE are parties to a License Agreement, effective as of June 1, 2007, as amended effective as of November 16, 2007 (the “MAE License Agreement” and, together with the EPE License Agreement, the “License Agreements”); and
     WHEREAS, pursuant to (i) Section 7.08 of the EPE License Agreement, FX Luxury was required, among other things, to pay EPE a guaranteed minimum royalty for the calendar year ending December 31, 2008, of $9,000,000 by January 30, 2009 (the “EPE Royalty Payment”), and additional guaranteed minimum royalty payments each calendar year thereafter for the term of the EPE License Agreement and (ii) Section 6.07 of the MAE License Agreement, FX Luxury was required, among other things, to pay MAE a guaranteed minimum royalty for the calendar year ending December 31, 2008, of $1,000,000 by January 30, 2009 (the “MAE Royalty Payment”), and additional guaranteed minimum royalty payments each calendar year thereafter for the term of the MAE License Agreement; and
     WHEREAS, FX Luxury has not made either the EPE Royalty payment or the MAE Royalty Payment; and
     WHEREAS, pursuant to (i) Section 23.02 of the EPE License Agreement, EPE has the right to terminate the EPE License Agreement upon written notice to FX Luxury if, among other things, FX Luxury shall fail to make any payment due thereunder and if such default shall continue for a period of thirty (30) business days after receipt of written notice of such default by EPE and (ii) Section 21.02 of the MAE License Agreement, MAE has the right to terminate the MAE License Agreement upon written notice to FX Luxury if, among other things, FX Luxury shall fail to make any payment due thereunder and if such default shall continue for a period of thirty (30) business days after receipt of written notice of such default by MAE; and
     WHEREAS, FX Luxury received written notice of its failure to make the EPE Royalty Payment and the MAE Royalty Payment on January 31, 2009; and

     WHEREAS, the Parties now desire to terminate the License Agreements and resolve and settle all matters related to the License Agreements;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and subject to the terms and conditions hereof, and for good and adequate consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:
Statement of Agreement
     1. Termination of License Agreements: The License Agreements are each hereby terminated as of the date hereof (the “Effective Date”), with such terminations governed by Article 24 of the EPE License Agreement and Article 22 of the MAE License Agreement, respectively, and such Articles are expressly incorporated by reference herein, notwithstanding the termination of the License Agreements.
     2. Covered Proceeds: In exchange for the termination of the License Agreements and the other terms contained herein, the FX Luxury Parties, jointly and severally, agree to pay to EPE and MAE 10% of any Covered Proceeds attributable to their direct or indirect beneficial ownership of a Covered Party that flows through to a Covered Party, without duplication, up to a cumulative maximum of $10,000,000. “Covered Proceeds” shall be defined as net distributable proceeds and fees generated from the Covered Property to the extent received by a Covered Party (and permitted to be distributed pursuant to the terms of any unaffiliated third party loan agreement) from (i) a sale of Covered Property or a sale by a Covered Party of any interest in a direct or indirect subsidiary of a Covered Party or (ii) operations or capital transactions related to a Covered Party, in each case in excess of those expenses reasonably necessary or incurred to provide services and/or operate or maintain the Covered Property, including reasonable compensation for executives directly related to revenue generating activities relating to the Covered Property and reasonable reserves. “Covered Proceeds” shall exclude sums used for the repayment, reimbursement or distribution of any loans or capital contributions or the payment of principal or interest, in each case made after the Effective Date with respect to the Covered Property. “Covered Party” shall be FX Luxury, FXREE, FX Luxury Las Vegas Parent, LLC, FX Luxury Las Vegas I, LLC and FX Luxury Las Vegas II, LLC and any subsidiary of, or successor to, the foregoing entities which have an interest in the Covered Property and in which any of the foregoing has a direct or indirect equity interest. The “Covered Property” shall be all or any portion of the 17.72 acres currently owned by FX Luxury Las Vegas I, LLC and FX Luxury Las Vegas II, LLC.
     3. Early Buyout Period: At any time during the Early Buyout Period, each Covered Party shall have the right to buy out EPE’s and MAE’s participation right contained in Section 2 above (the “Early Buyout Right”). In the event the Early Buyout Right is exercised, the FX Luxury Parties shall pay to MAE and EPE at the time of such exercise: (a) $3.3 million, plus interest (the “Early Termination Minimum”), which amount shall not be paid from Covered Proceeds, plus (b) 10% of the Covered Proceeds received through the Early Buyout Period and not previously paid, but in no event more than $10 million for the sum of both. The “Early Buyout Period” shall be the period commencing on the Effective Date and terminating at the earlier of (i) the date of satisfaction of the Early Termination Minimum and (ii) five years and one month from the Effective Date; provided that if any sale transaction of the Covered Property occurs within six months of the last day of the Early Buyout Period, then 10% of the Covered Proceeds derived from such sale transaction shall also be paid to EPE and MAE (but in no event shall the proceeds under (a) and (b) above, plus these proceeds, exceed $10 million). Interest shall be computed on the Early Termination Minimum at 7% per annum, compounded annually, only from the third anniversary of the Effective Date until the date of satisfaction of the Early Termination Minimum if the Early Buyout Right is exercised.
     4. Payment Terms: All amounts paid to EPE and MAE pursuant to this Agreement shall be paid 90% to EPE and 10% to MAE. FX Luxury shall pay any amounts due hereunder within two business days of the receipt of any Covered Proceeds by a Covered Party. Any past due amount by FX Luxury pursuant to this Agreement shall bear interest at a rate of 7% per annum, compounded annually, from the due date until the date of payment. All payments and any applicable interest thereon shall be made payable to EPE and MAE, either by check or utilizing electronic bank transfer paid, on behalf of FX Luxury, to:
in the case of EPE:
Elvis Presley Enterprises, Inc.
P.O. Box 2082
Memphis, TN 38101-2082
and
in the case of MAE:
Muhammad Ali Enterprises LLC
8105 Kephart Lane
Berrien Springs, Michigan 49103
Attention: Licensing Department
     5. Release to Licensor Parties: The FX Luxury Parties, each hereby release the Licensor Parties, their respective successors, assigns, officers, directors, trustees, fiduciaries, beneficiaries, employees, agents, representatives, shareholders, partners and members in their capacity as such (collectively, the “Licensor Parties Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, claims, and demands whatsoever in law, admiralty or equity, of every nature and description, known or unknown, including but not limited to damages of every kind and nature, punitive damages, interest, costs and attorney fees, which each of them ever had or now have as against the Licensor Parties Releasees with respect to or arising out of the License Agreements, from the beginning of the world to the date of this release (“FX Luxury Claims”); provided that nothing herein shall release any Party’s rights or obligations under this Agreement, all of which shall survive this Agreement.
     6. Release to FX Luxury Parties: The Licensor Parties, each hereby release the FX Luxury Parties, their respective successors, assigns, officers, directors, fiduciaries, beneficiaries, employees, agents, representatives, shareholders, partners and members in their capacity as such (collectively, the “FX Luxury Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, claims, and demands whatsoever in law, admiralty or equity, of every nature and description, known or unknown, including but not limited to damages of every kind and nature, punitive damages, interest, costs and attorney fees, which each of them ever had or now have as against the FX Luxury Releasees with respect to or arising out of the License Agreements, from the beginning of the world to the date of this release (“Licensor Parties Claims” and together with the FX Luxury Claims, the “Claims”); provided that nothing herein shall release any Party’s rights or obligations under this Agreement, all of which shall survive this Agreement.
     7. Additional Facts: The Parties each acknowledge that any of them may hereafter discover facts different from, or in addition to, those which any of them now knows or believes to be true with respect to the Claims released in and by this Agreement, and the Parties each agree that this Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
     8. Waiver of Unknown Claims: The FX Luxury Parties and the Licensor Parties expressly waive any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Section 1542 of the California Civil Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with his debtor”.
     9. Authority: Each of the signatories represent and warrant that they have the authority to enter this Agreement and all the releases, representations, warranties and covenants contained in this Agreement, on behalf of each and every Party on whose behalf such person signs this Agreement.
     10. Representation and Warranties: The Parties warrant and represent that (a) each of them has reviewed the Agreement independently, has had the opportunity to consult counsel, is fully informed of the terms and effect of this Agreement, and has not relied in any way on any inducement, representation, or advice of any other Party in deciding to enter this Agreement; (b) each of them has not assigned, encumbered, or in any manner transferred all or any portion of the Claims released in and covered by this Agreement; and (c) no other person, party, or corporation has any right, title, or interest in any of the Claims released in and covered by this Agreement.
     11. No Admissions: This Agreement and the terms of the settlement embodied in this Agreement represent a compromise of disputed Claims, and the negotiations, discussions and communications in connection with or leading up to and including this Agreement (the “Communications”) are agreed to be within the protection of the Federal Rule of Evidence 408 and corresponding state statutes and shall not be construed as admissions or concessions by the Parties, or any of them, either as to any liability or wrongdoing or as to the merits of any claim or defense. Neither the existence of this Agreement nor any of its provisions shall be offered into evidence by any Party hereto or its agents in any action, arbitration or proceeding as admissions or concessions of liability or wrongdoing of any nature on the part of another Party hereto, or as admissions or concessions concerning the merits of any claim or defense, provided that nothing precludes the offering into evidence of this Agreement for the purpose of enforcing its terms or relying on the releases contained herein as a defense to any Claims.

     12. Miscellaneous:
          (a) The terms of this Agreement shall be binding upon the successors or permitted assigns of the Parties hereto and thereto, as the case may be. No transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of the Parties hereto. Any transfer or assignment in violation of the preceding sentence shall be null and void.
          (b) Each of the Parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
          (c) Unless otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties may otherwise have at law or equity.
          (d) This Agreement shall inure to the benefit of the Parties hereto and nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto any rights or remedies under or by reason of this Agreement or to confer upon any person any rights or remedies against any person other than the Parties hereto under or by reason of this Agreement.
          (e) This Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by an agreement in writing executed by the Party to be charged thereby. This Agreement constitutes the entire understanding and agreement among the Parties hereto in connection with the subject matter hereof and thereof, and any prior understandings or agreements, oral or written, with respect to such matters, are merged within this Agreement.
          (f) All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “include,” “includes” and “including” shall be construed as if followed by the phrase “without being limited to.” Words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.
          (g) The headings of Articles, sections and paragraphs in this Agreement are provided for convenience only and will not affect the construction or interpretation of this Agreement.
          (h) Any capitalized terms used but not defined herein shall have the meaning assigned to them in the License Agreements.
          (i) The Parties acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement.

          (j) The Parties hereto shall be deemed to have all prepared this Agreement and it shall not be construed in favor of any Party based upon rules of construction.
          (k) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together will constitute one and the same agreement..
          (l) This Agreement shall be governed by New York law, without regard to its conflict of laws provisions; provided, however that any dispute arising under the underlying License Agreements shall be governed by the laws of the jurisdiction named therein. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in any Federal or State court in the Borough of Manhattan, the City of New York, for that purpose only and by execution and delivery of this Agreement each Party hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Each Party irrevocably consents to service of process by mail at the address listed in Section 12(m) below. Each Party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other Parties to this Agreement.
          (m) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12(m)):
If to the FX Luxury Parties:
FX Luxury, LLC
650 Madison Avenue
New York, New York 10022
If to the Licensor Parties:
Elvis Presley Enterprises, Inc.
3734 Elvis Presley Boulevard
Memphis, Tennessee 38116
Attention: Jack Soden
and
Muhammad Ali Enterprises LLC

8105 Kephart Lane
Berrien Springs, Michigan 49103
Attention: Ronald DiNicola

with a copy to
CKX, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Legal Counsel
          (n) In the event that (i) any of the FX Luxury Parties willfully breach any material obligation hereunder or (ii) this Agreement is held to be invalid or unenforceable by any court or governmental or regulatory authority having jurisdiction over the subject matter hereof or (iii) this Agreement is rejected in any bankruptcy proceeding, then in the case of either (i), (ii) or (iii), Sections 2, 3, 4, 5, 6, 7 and 8 of this Agreement shall automatically terminate and be of no force or effect, in each case as though they were not contained in this Agreement, and each of the parties shall be entitled to pursue all remedies at law or in equity resulting from FX Luxury’s failure to make the payments due under the License Agreements or otherwise and the resulting termination of the License Agreements as a result of such failure.

[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed the above and foregoing Agreement upon the day and year as written above.

FX LUXURY, LLC
By:	FX Real Estate and Entertainment Inc., Managing Member
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President

ELVIS PRESLEY ENTERPRISES, INC.
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President and Treasurer

MUHAMMAD ALI ENTERPRISES LLC
By:	CKX G.O.A.T. Holding Corp., its Managing Member
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Executive Vice President and Treasurer